Exhibit 10.21
[Date]
[Name]
[Address]
Dear [Name]:
TODCO (the “Company”) hereby awards to you effective as of                                         , 200___ (the “Award Date”)                      Deferred Performance Units in accordance with the TODCO 2005 Long Term Incentive Plan (the “Plan”). Each Deferred Performance Unit represents the opportunity for you to receive one share of TODCO common stock (“Common Stock”). Your award of Deferred Performance Units is more fully described in Appendix A, Terms and Conditions of Employee Deferred Performance Unit Award. This letter and the attached Appendix A shall be referred to and defined herein as the “Award Letter.”
The exact amount of the shares of Common Stock you may earn will be determined based upon the Company’s achievement of a performance standard during the Performance Cycle as described in Appendix A. Your Deferred Performance Unit Award will become Earned Shares on the Determination Date and will be issued in Common Stock thereafter, or in certain circumstances upon a Change in Control in restricted shares of Common Stock, in accordance with Appendix A.
Your Deferred Performance Units are subject to the terms and conditions set forth in the enclosed Plan, the Prospectus for the Plan, this Award Letter and any rules and regulations adopted by the Executive Compensation Committee of the Company’s Board of Directors in accordance with the terms of the Plan.
This Award Letter, the Plan, and any other attachments should be retained in your files for future reference.
Congratulations on your award.
Very truly yours,
Jan Rask
Enclosures

Appendix A
Terms and Conditions of
Employee Deferred Performance Unit Award
[Date]
The Deferred Performance Unit Award by TODCO (the “Company”) to you effective as of the Award Date provides for the opportunity for you to receive, if certain conditions are met, shares of TODCO common stock (“Common Stock”) subject to the terms and conditions set forth in the TODCO 2005 Long Term Incentive Plan (the “Plan”), the enclosed Prospectus for the Plan, any rules and regulations adopted by the Executive Compensation Committee of the Company’s Board of Directors (the “Committee”), and this Award Letter. Any terms used and not defined in the Award Letter shall have the meanings set forth in the Plan. In the event there is an inconsistency between the terms of the Plan and the Award Letter, the terms of the Plan will prevail.
1.	Determination of Earned Shares
(a) Earned Shares. The exact number of shares of Common Stock that will actually be earned by and awarded to you (the “Earned Shares”) out of the total maximum number of the Deferred Performance Units awarded to you in this Award Letter will be based upon the level of achievement by the Company of the performance standard described below over the three-year period commencing January 1, 2007 (the “Performance Cycle”). The determination by the Committee with respect to the achievement of such performance standards will be made in the first quarter of 2010 after all necessary Company and peer information is available. The specific date on which such determination is formally made and approved by the Committee is referred to as the “Determination Date.” After the Determination Date, the Company will notify you of the number of Earned Shares, if any, to be actually awarded to you. The delivery of the Earned Shares will be made no later than 2 1/2 months after the Determination Date.
The calculation of Earned Shares shall be based on the Company’s Total Shareholder Return ranking compared to a defined peer group at the end of the Performance Cycle as determined by the Committee in its sole discretion. “Total Shareholder Return” is defined for a given company as the change in share price plus cumulative dividends paid, assuming dividend reinvestment during the Performance Cycle, over share price at the beginning of the Performance Cycle of the applicable company. Earned Shares will be calculated by multiplying the maximum number of Deferred Performance Units granted by the following percentages for the percentile rank achieved. For Total Shareholder Return performance between the percentile ranks noted below, linear interpolation will be used to calculate the exact number of Earned Shares:

Percentile Rank	Percentage
100th	100%
92	91.67
84	83.33
75	75.00
68	66.67
62	58.33
56	50.00
50	40.00
44	30.00
38	20.00
32	10.00
25th or lower	ZERO
The Company’s defined “Peer Group” shall consist of TODCO and the following companies: Atwood Oceanics Inc., ENSCO International Incorporated, Global Industries Ltd., Grant Prideco, Inc., Grey Wolf, Inc., Helmerich & Payne, Inc., Hercules Offshore, Helix Energy, Newpark Resources, Inc., Parker Drilling Company, Patterson — UTI Energy Inc., Pride International Inc., Rowan Companies, Inc. and Tidewater, Inc.
     (b) Committee Determinations. In accordance with the provisions of the Plan, the Committee shall have the exclusive authority to make all determinations hereunder, including but not limited to the ranking of TODCO and its Peer Group. Without limiting the foregoing, the Committee shall have absolute discretion to determine the number of Earned Shares to which you are entitled, if any, including without limitation such adjustments as may be necessary in the opinion of the Committee to account for changes since the date of the Award Letter. Notwithstanding the foregoing, the Committee shall be precluded from increasing the amount that would otherwise be obtainable upon the achievement of the performance goals described in Section 1(a) above to the extent prescribed by Section 162(m) of the Internal revenue Code of 1986 as amended (the “Code”) and the applicable regulations rulings and notices thereunder. The Committee’s determination shall be final, conclusive and binding upon you. You will not have any right or claim with respect to any shares other than Earned Shares to which you become entitled in accordance herewith.
     (c) You will not be required to pay any purchase price for the Earned Shares; however tax withholding is required pursuant to Section 8.
2.	Vesting
     (a) Unless vested on an earlier date as provided in this Appendix A, the Earned Shares will vest on the Determination Date. The Deferred Performance Units will only become Earned Shares, if at all, on the Determination Date.

     (b) As described in Section 7 below, in the event of a Change in Control, your Deferred Performance Units may become Earned Shares and payable in Common Stock, or in certain circumstances, restricted shares of Common Stock.
3.	Restrictions
Until and unless Earned Shares become vested, you do not own any of the Common Stock potentially subject to the Deferred Performance Units awarded to you in this Award Letter and you may not attempt to sell, transfer, assign or pledge the Deferred Performance Units or the Common Stock that may be awarded hereunder. Your Earned Shares, if any, will be registered in your name as of the Determination Date. The Deferred Performance Units awarded hereunder shall be accounted for by the Company on your behalf on a ledger. Promptly after the Determination Date (but no later than 2 1/2 months after the Determination Date), the net shares (total vested Earned Shares minus any Earned Shares retained to satisfy the tax withholding obligation of the Company, as described in Section 8 if applicable), will be delivered in street name to your brokerage account (or, in the event of your death, to a brokerage account in the name of your beneficiary in accordance with the Plan) or, at the Company’s option, a certificate for such shares will be delivered to you.
4.	Dividends and Voting
The Deferred Performance Units granted herein do not give you any rights as a stockholder of the Company including, but not limited to, voting and dividend rights.
5.	Termination of Employment Prior to a Change in Control
If your employment is terminated prior to the Determination Date and prior to a Change in Control due to death, “Disability” (as defined below), “Retirement” (as defined below) or at the convenience of the Company (as determined by the Committee), you will be entitled to receive Earned Shares representing a “Pro Rata Share” of your Deferred Performance Units, if any become payable, on the Determination Date. The calculation of your Pro- Rata Share is determined by multiplying the number of Earned Shares calculated as of the Determination Date which would have otherwise been earned had your employment not been terminated, by a fraction, the numerator of which is the number of calendar days you were employed during the Performance Cycle after the Award Date and the denominator of which is the total number of calendar days in the Performance Cycle after the Award Date. Retirement is defined for the purpose of this section of Appendix A as meeting the “Rule of 70”, which requires a minimum age of 55, combined with years of service to total 70 or more. If you retire after the age of 55, yet your age and years of service do not lead to a combined 70, you will not be entitled to any Earned Shares. Retirement also means your retirement at the convenience of the Company as determined by the Committee. Disability shall mean you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last a continuous period of not less than twelve months or by reason of either of the foregoing you are receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. Except as provided under Section 7, “Change in Control”, if your employment is terminated for any reason other than death, Disability, Retirement, or termination for the convenience of the Company, you will not be entitled to any Earned Shares. The Committee shall have absolute discretion to determine the date and circumstances of termination of your employment under this Section 5 and Section 7, including without limitation whether as a result of death, Disability, Retirement, or termination for the convenience of the Company, (good reason or without cause under Section 7) or any other reason, and its determination shall be final, conclusive and binding upon you.
6.	Beneficiary
You may designate a beneficiary to receive any Earned Shares that become due to you after your death, and may change your beneficiary from time to time. Beneficiary designations should be filed with the Committee of the Plan. If you fail to designate a beneficiary, Earned Shares due to you under the Plan will be issued to the executor or administrator of your estate in the event of your death.
7.	Change in Control
     (a) Acceleration of Vesting. If you are employed by the Company on the date of a Change in Control, the Determination Date has not occurred and a successor entity does not assume this Award Letter, you will receive Earned Shares in an amount equal to 50% the amount of your Deferred Performance Units described in this Award Letter to be paid no later that 2 1/2 months after the Change in Control. If you are employed by the Company on the date of a Change in Control of the Company, the Determination Date has not occurred and a successor entity assumes this Award Letter, you will be entitled to receive 50% of your Deferred Performance Units in restricted shares of Common Stock (“Restricted Stock”) which shall become vested on the last day of the first quarter of 2010; provided, however, that if you are terminated prior to the last day of the first quarter of 2010 due to death, Disability, your retirement, or if within 18 months after a Change in Control, you are terminated without cause or for good reason (as determined by the Committee in its sole discretion) you will be 100% vested in the Restricted Stock on your termination date. Such Restricted Stock shall remain subject to the other terms of this Award Letter.
     (b) Change in Control. A Change in Control of the Company shall be deemed to have occurred as of the first day any one or more of the following conditions shall have been satisfied:
(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of shares representing 20% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company (it being understood that an acquisition by an acquiror of greater than 20% of the Outstanding Company Voting Securities directly from TODCO shall not prevent such acquiror from causing a subsequent Change in Control if it thereafter acquires an additional 20% of the Outstanding Company Voting Securities in a transaction that would otherwise constitute a Change in Control), (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other entity controlled by the Company, or (4) any acquisition by any corporation or other entity pursuant to a transaction which complies with clauses (1), (2) and (3) of Section 7(b)(iii); or
(ii) Individuals who, as of the effective date of the Plan (as defined in the Plan), are members of the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, however, that for purposes of this Section 7(b)(2)(ii), any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company; or
(iii) Consummation of a reorganization, merger, conversion or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such Business Combination (including, without limitation, a corporation or other entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, (2) no Person (excluding any corporation or other entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Business Combination except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation or other entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors of the Company, providing for such Business Combination; or
(iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company other than in connection with the transfer of all or substantially all of the assets of the Company to an affiliate or a Subsidiary of the Company and in connection with such transfer you are offered the opportunity to continue your employment on substantially the same terms as existed immediately prior to the transfer.
     (c) Other Restricted Stock Provisions. The following provisions shall apply to the Restricted Stock:
     (i) Until the restrictions on your Restricted Stock have lapsed and your shares have become vested in accordance with this Award Letter, you may not sell, transfer, assign or pledge the shares. Stock certificates representing your Restricted Stock will be registered in your name as of the award date after the Change in Control, but will be held by the Company on your behalf until the restrictions on such shares lapse. Each such stock certificate shall bear the following legend:
The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including forfeiture and restrictions against transfer) contained in the Award Letter for such Restricted Shares entered into between the registered owner of such shares and TODCO. A copy of the Award Letter is on file in the office of the secretary of TODCO, located at 2000 W. Sam Houston Parkway South, Suite 800, Houston, Texas 77042.
When the restrictions on shares of your Restricted Stock lapse and the shares become vested, a certificate representing such shares will be delivered to you (or, in the event of your death, to your beneficiary in accordance with the Plan.
     (ii) You will have the right to vote your Restricted Stock, even if it remains subject to forfeiture until it is forfeited. From the award date after the Change in Control, all cash dividends payable with respect to your Restricted Stock will be paid directly to you at the same time dividends are paid with respect to all other shares of Common Stock unless and until any shares of the Restricted Stock are forfeited.
     (iii) This Award Letter is subject to your satisfaction of the income tax withholding requirements. Unless the Committee in its sole discretion determines otherwise, to satisfy any applicable federal, state or local withholding tax liability arising from the grant of or lapse of the risk of forfeiture on your Restricted Stock, the Company will retain a certain number of shares of Common Stock having a value equal to the amount of your minimum statutory withholding obligation from the shares otherwise deliverable to you upon your Restricted Stock becoming free of the risk of forfeiture. As a condition of this award, you agree to waive your right to make an election under Code Section 83(b). Accordingly, no such election will be recognized by the Company.
8.	Tax Consequences and Income Tax Withholding
     (a) You should review the Plan Prospectus for a general summary of the U.S. federal income tax consequences to you from this award of Deferred Performance Units and any Earned Shares based on currently applicable provisions of the Code and related regulations. The summary does not discuss state and local tax laws or the laws of any other jurisdiction, which may differ from U.S. federal tax law. Neither the Company nor the Committee guarantees the tax consequences of your award herein. You are advised to consult your own tax advisor regarding the application of the tax laws to your particular situation.
     (b) The award under the Award Letter is subject to your making of arrangements satisfactory to the Company to satisfy any applicable U.S. federal, state or local withholding tax liability arising from the vesting of the Earned Shares. You can either make a cash payment to the Company of the required amount or at the discretion of the Committee you can elect to satisfy your withholding obligation by having the Company retain Common Stock having a value approximately equal to the amount of your withholding obligation from the Earned Shares otherwise deliverable to you upon the vesting of such shares. You may not elect for such withholding to be greater than the minimum statutory withholding tax liability arising from the vesting of the Earned Shares. If you fail to satisfy your withholding obligation in a time and manner satisfactory to the Company, no shares will be issued to you or the Company at its discretion shall have the right to withhold the required amount from your salary or other amounts payable to you prior to the delivery of the Common Stock to you.
     (c) In addition, you must make arrangements satisfactory to the Company to satisfy any applicable withholding tax liability imposed under the laws of any other jurisdiction arising from the award hereunder. You may not elect to have the Company withhold Earned Shares having a value in excess of the minimum statutory withholding tax liability. If you fail to satisfy such withholding obligation in a time and manner satisfactory to the Company, no shares will be issued to you or the Company shall have the right to withhold the required amount from your salary or other amounts payable to you prior to the delivery of the Common Stock to you.
9.	Restrictions on Resale
Other than the restrictions referenced in paragraph 3, there are no restrictions imposed by the Plan on the resale of Earned Shares acquired under the Plan. However, under the provisions of the Securities Act of 1933 (the “Securities Act”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”), resales of shares acquired under the Plan by certain officers and directors of the Company who may be deemed to be “affiliates” of the Company must be made pursuant to an appropriate effective registration statement filed with the SEC, pursuant to the provisions of Rule 144 issued under the Securities Act, or pursuant to another exemption from registration provided in the Securities Act. At the present time, the Company does not have a currently effective registration statement pursuant to which such resales may be made by affiliates. These restrictions do not apply to persons who are not affiliates of the Company; provided, however, that all employees and the award made hereby are subject to the Company’s policies against insider trading (including black-out periods during which no sales are permitted) and to other restrictions on resale that may be imposed by the Company from time- to- time if it determines such restrictions are necessary or advisable to comply with applicable law.
10.	Effect on Other Benefits
Income recognized by you as a result of this award of the Deferred Performance Units, vesting , or payment of Earned Shares or dividends on your Earned Shares will not be included in the formula for calculating benefits under any of the Company’s retirement and disability plans or any other benefit plans.
11.	Compliance With Laws
This Award Letter, the Deferred Performance Units and any Earned Shares issued hereunder shall be subject to all applicable federal and state laws and the rules of the exchange on which shares of the Company’s Common Stock are traded.
12.	Miscellaneous
     (a) Not an Agreement for Continued Employment or Services. This Award Letter will not, and no provision of this Award Letter will be construed or interpreted to, create any right to be employed by or to provide services to or continue your employment with or provide services to the Company, the Company’s affiliates, parent, subsidiary or their affiliates.
     (b) Community Property. Each spouse individually is bound by, and such spouse’s interest, if any, in this award of Deferred Performance Units or in any shares of Common Stock that may be awarded hereunder is subject to the terms of this Award Letter. Nothing in this Award Letter shall create a community property interest where none otherwise exists.
     (c) Amendment for Code Section 409A. This award of Deferred Performance Units is intended to be exempt from Code Section 409A. If the Committee determines that this award of Deferred Performance Units is subject to Code Section 409A, the Committee may, in its sole discretion, amend the terms and conditions of this Award Letter to the extent necessary to comply with Code Section 409A.
If you have any questions regarding your award of Deferred Performance Units or would like to obtain additional information about the Plan or the Committee, please contact the Company’s

General Counsel. Your Award Letter, the Plan and all attachments should be retained in your files for future reference.